Exhibit 99.1

April 14, 2003

Company Press Release

California Steel Reports First Quarter 2003 Results

Fontana, CA.—California Steel Industries, Inc. (“CSI”) today reported first quarter results for fiscal 2003. CSI sold more than 442,000 tons of steel products during the first quarter, which represents a 7% decline compared to tonnage sold in the same quarter last year. However, as a result of a continued improvement in product mix, CSI’s first quarter 2003 net income was $5.4 million. EBITDA for the quarter totaled $19.3 million, exceeding EBITDA generated in the same period last year by $5.7 million.

Vicente Wright, newly appointed President and CEO, commented: “The first three months of this year clearly demonstrates that the market is on course for another transition period. The underlying steel demand is off, as international tensions have caused certain sectors of the economy to considerably slow their activities when compared to the prior six months. However, we were fortunate to enter 2003 with a fairly healthy order backlog and were able to maintain an appropriate level of production for the entire quarter.”

Sales volumes were as follows (net tons):

	1Q03	1Q02
Hot Rolled	179,024	239,354
Cold Rolled	52,896	51,450
Galvanized	184,555	166,943
Pipe	25,752	16,914

Total	442,227	474,661

First quarter results (in thousands) are as follows:

	Three months ended
	03/31/2003	03/31/2002
Billed net tons	442.2	474.7
Net sales revenue	$198,829	$157,512
Cost of sales	$178,570	$145,702
SG&A	$8,287	$5,451
Operating income	$11,972	$6,359
Interest expense, net	$3,408	$3,534
Income before tax	$8,896	$2,747
Net income	$5,364	$1,822
Depreciation & Amortization	$7,033	$7,367

Cash Flow Information:

Cash flows provided by (used in):

Operating Activities	$(1,726)	$15,112
Investing Activities	$(6,160)	$(5,011)
Financing Activities	$9,000	$(14,000)
EBITDA (1)	$19,337	$13,648

(1)	A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

Sales prices increased 35% when compared to the same period last year, while slab costs rose almost 44%. However, liquidity continues to remain strong as close attention to working capital requirements remains a priority. Capital spending for the first three months of 2003 totaled $6.2 million. At March 31st, CSI’s ending debt balance was $178 million, with $4 million in cash on hand and $85.8 million available on our revolving line of credit. CSI paid dividends to Shareholders in the amount of $6.0 million and made its semi-annual interest payment to bondholders in the amount of $6.4 million.

Wright added, “Looking forward, I believe our market will not react until we remove the overseas uncertainties from our radar screens, which are directly impacting domestic spending behavior. That said, though, CSI is committed to provide quality steel and service to our customers and is ready for the upswing of the economy in the near future.”

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company’s reports filed with the Securities and Exchange Commission.

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